Exhibit 99.1

Fannie Mae 3Q Net Income of $3.9 Billion is 31st Consecutive Quarterly Profit
•Net revenues(1) remained stable at $7.3 billion, with guaranty fee income up slightly on quarterly basis
•Illustrative return on average required CET1(2) capital of 10.3%, compared with 9.9% for second quarter
•Net worth grew to $105.5 billion; $92.0 billion added since the start of 2020

WASHINGTON, DC – October 29, 2025 – Fannie Mae (FNMA/OTCQB) earned $3.9 billion for the third quarter of 2025, compared with $3.3 billion for the second quarter of 2025. Net revenues remained stable; the increase in net income from the previous quarter was driven primarily by reductions in the provision for credit losses and non-interest expense, partially offset by lower fair value gains. The Company's net worth increased to $105.5 billion as of September 30, 2025.

William J. Pulte, Director, U.S. Federal Housing, and Chairman, Fannie Mae Board of Directors
“Fannie Mae is operating with greater business focus than ever. Trimming $173 million in administrative expenses since the first quarter of 2025, we have grown our net worth to over $105 billion. Fannie Mae’s strong leadership team continues to perform at a high level, with earnings up $542 million from the second quarter to $3.9 billion this quarter while reliably meeting the housing needs of borrowers and renters across the United States.”

Chryssa C. Halley, Chief Financial Officer, Fannie Mae:
“We delivered $3.9 billion in net income for the third quarter and $10.8 billion year to date, underscoring the strength and resilience of our earnings. Net revenues remained steady at $7.3 billion this quarter, reflecting the consistency of our guaranty fee-driven business model. Our performance underscores our commitment to the long-term financial health of Fannie Mae.”

More information, including access to the webcast featuring our earnings presentation, our 3Q 2025 Form 10-Q, and other disclosures, can be found on our Quarterly and Annual Results webpage at fanniemae.com/financialresults.

Third Quarter 2025 Key Metrics

$3.9 billion	$105.5 billion	$7.3 billion
Net Income	Net Worth	Net Revenues(1)
($3.3 billion in 2Q 2025)	($101.6 billion in 2Q 2025)	($7.2 billion in 2Q 2025)

$4.1 trillion	29.3%	10.3%
Guaranty Book of Business	Efficiency Ratio(3)	Illust. Return on Avg. Req. CET1(2)
($4.1 trillion in 2Q 2025)	(31.5% in 2Q 2025)	(9.9% in 2Q 2025)

Business Impact and Quarterly Highlights

Mortgage Acquisitions
Enabled the financing of ~401,000 home purchases,
refinances, and rental units in 3Q 2025

$109 billion in liquidity provided to mortgage market.

First-time homebuyers accounted for approximately half of our single-family purchase mortgages.

Renters earning less than 100% of area median income made up more than 80% of the multifamily units we financed.

Low-income housing tax credit investments expected to rise after annual investment limit increased to $2 billion, enabling greater affordable housing supply in underserved areas.

2025 Dodd-Frank Act Stress Test showed our ability to support the housing market during times of stress.

Endnotes are presented on page 5

Third Quarter 2025	1

Summary of Financial Results

Key Highlights — Third Quarter 2025

•	Net revenues of $7.3 billion, primarily driven by guaranty fees on the company’s $4.1 trillion guaranty book of business.

• Single-family net revenues of $6.1 billion from a $3.6 trillion conventional guaranty book with an average charged guaranty fee of 48.5 basis points.

• Multifamily net revenues of $1.2 billion from a $521.3 billion guaranty book with an average charged guaranty fee of 72.4 basis points.

•	Provision for credit losses of $338 million, largely attributable to single-family provision reflecting the loans we acquired during the period.

•	Non-interest expense of $2.1 billion, and overall efficiency ratio of 29.3%, both improved compared with 2Q 2025.

•	Net income of $3.9 billion, compared with $3.3 billion in 2Q 2025; net worth increased to $105.5 billion.

•	Credit enhancements covered 47% of single-family guaranty book of business; lender loss-sharing agreements covered 99% of multifamily guaranty book of business (both as of September 30, 2025).

Summary of Consolidated Financial Results

(Dollars in millions)	3Q25	2Q25	Variance	% Change	3Q24	Variance	% Change
Net interest income	$7,184	$7,155	$29	— %*	$7,275	$(91)	(1)%
Fee and other income	123	86	37	43%	66	57	86%
Net revenues	7,307	7,241	66	1%	7,341	(34)	— %*
(Provision) benefit for credit losses	(338)	(946)	608	64%	27	(365)	NM
Fair value gains (losses), net	13	211	(198)	(94)%	52	(39)	(75)%
Investment gains (losses), net	(1)	(8)	7	88%	12	(13)	NM
Non-interest expense:
Administrative expenses(4)	(819)	(847)	28	3%	(884)	65	7%
Legislative assessments(5)	(943)	(939)	(4)	— %*	(948)	5	1%
Credit enhancement expense(6)	(409)	(400)	(9)	(2)%	(411)	2	— %*
Other income (expense), net(7)	25	(158)	183	NM	(136)	161	NM
Total non-interest expense	(2,146)	(2,344)	198	8%	(2,379)	233	10%
Income before federal income taxes	4,835	4,154	681	16%	5,053	(218)	(4)%
Provision for federal income taxes	(976)	(837)	(139)	(17)%	(1,009)	33	3%
Net income	$3,859	$3,317	$542	16%	$4,044	$(185)	(5)%

Total comprehensive income	$3,849	$3,324	$525	16%	$4,047	$(198)	(5)%
Net worth	$105,485	$101,636	$3,849	4%	$90,530	$14,955	17%

NM - Not meaningful
* Represents less than 0.5%

Third Quarter 2025	2

Single-Family Business
Jake Williamson, Acting Head of Single-Family, Fannie Mae:
“Our acquisition volumes in the quarter reflect our continued commitment to providing consistent and reliable liquidity to the mortgage market. The entire Single-Family team at Fannie Mae remains focused on unlocking value for our lender partners by making the mortgage process seamless and more efficient, enabled by our industry-leading Desktop Underwriter® platform.”

Single-Family Highlights — Third Quarter 2025

•
Single-family conventional acquisition volume rose to $90.4 billion in 3Q 2025, compared with $84.1 billion in 2Q 2025. Purchase acquisition volume increased to $72.0 billion in 3Q 2025, compared with $64.3 billion in 2Q 2025.

•	Average single-family conventional guaranty book decreased to $3.59 trillion as of September 30, 2025, from $3.60 trillion as of June 30, 2025.

•
The average charged guaranty fee, net of TCCA fees, on the single-family conventional guaranty book increased to 48.5 basis points in 3Q 2025, compared with 48.3 basis points in 2Q 2025. The average charged guaranty fee on newly acquired conventional loans, net of TCCA fees, decreased to 56.3 basis points in 3Q 2025, compared with 57.3 basis points in 2Q 2025.

•
Credit characteristics on the single-family conventional guaranty book remained strong, with a weighted-average mark-to-market loan-to-value ratio of 50% and a weighted-average FICO credit score at origination of 753 as of September 30, 2025, unchanged from June 30, 2025.

•	Single-family serious delinquency rate increased to 0.54% as of September 30, 2025, from 0.53% as of June 30, 2025.(8)

•
Provision for single-family credit losses of $269 million was recorded for 3Q 2025, reflecting the loans we acquired during the period, which primarily consisted of purchase loans. This compares with a single-family provision for credit losses of $737 million for 2Q 2025.

Single-Family Business Financial Results

(Dollars in millions)	3Q25	2Q25	Variance	% Change	3Q24	Variance	% Change
Net interest income	$5,992	$5,992	$—	— %*	$6,131	$(139)	(2)%
Fee and other income	104	69	35	51%	48	56	117%
Net revenues	6,096	6,061	35	1%	6,179	(83)	(1)%
(Provision) benefit for credit losses	(269)	(737)	468	64%	451	(720)	NM
Fair value gains (losses), net	(22)	197	(219)	NM	(8)	(14)	NM
Investment gains (losses), net	5	(8)	13	NM	9	(4)	(44)%
Non-interest expense:
Administrative expenses(4)	(669)	(687)	18	3%	(732)	63	9%
Legislative assessments(5)	(929)	(918)	(11)	(1)%	(936)	7	1%
Credit enhancement expense(6)	(330)	(318)	(12)	(4)%	(336)	6	2%
Other income (expense), net(7)	(7)	(143)	136	95%	(223)	216	97%
Total non-interest expense	(1,935)	(2,066)	131	6%	(2,227)	292	13%
Income before federal income taxes	3,875	3,447	428	12%	4,404	(529)	(12)%
Provision for federal income taxes	(790)	(711)	(79)	(11)%	(890)	100	11%
Net income	$3,085	$2,736	$349	13%	$3,514	$(429)	(12)%

Average charged guaranty fee on new conventional acquisitions, net of TCCA fees	56.3 bps	57.3 bps	(1.0) bps	(2)%	54.1 bps	2.2 bps	4%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA fees	48.5 bps	48.3 bps	0.2 bps	— %*	47.7 bps	0.8 bps	2%

Third Quarter 2025	3

Multifamily Business
Kelly Follain, Head of Multifamily, Fannie Mae:
“Our Multifamily book of business surpassed $520 billion in the third quarter. We remain focused on flexibly and safely meeting the needs of our multifamily lenders, investors, and borrowers as their partner of choice to help meet the demand for affordable rental housing in the United States.”

Multifamily Highlights — Third Quarter 2025

•	Multifamily acquisition volume rose to $18.7 billion in 3Q 2025, compared with $17.4 billion in 2Q 2025.

•	Multifamily book of business grew to $521.3 billion as of September 30, 2025, a 2.1% increase from June 30, 2025.

•	Average charged guaranty fees on overall multifamily book decreased by 0.9 basis points to 72.4 basis points as of September 30, 2025, compared with 73.3 basis points as of June 30, 2025.

•
Multifamily guaranty book credit characteristics remained stable, with weighted-average original loan-to-value ratio of 63% and a weighted-average debt service coverage ratio of 1.9. This compares with 63% and 2.0, respectively, as of June 30, 2025.

•	Multifamily serious delinquency rate increased to 0.68% as of September 30, 2025, from 0.61% as of June 30, 2025.(9)

•
Provision for multifamily credit losses of $69 million was recorded for 3Q 2025, primarily driven by increased delinquencies. This compares to a multifamily provision for credit losses of $209 million for 2Q 2025.

Multifamily Business Financial Results

(Dollars in millions)	3Q25	2Q25	Variance	% Change	3Q24	Variance	% Change
Net interest income	$1,192	$1,163	$29	2%	$1,144	$48	4%
Fee and other income	19	17	2	12%	18	1	6%
Net revenues	1,211	1,180	31	3%	1,162	49	4%
(Provision) benefit for credit losses	(69)	(209)	140	67%	(424)	355	84%
Fair value gains (losses), net	35	14	21	150%	60	(25)	(42)%
Investment gains (losses), net	(6)	—	(6)	NM	3	(9)	NM
Non-interest expense:
Administrative expenses(4)	(150)	(160)	10	6%	(152)	2	1%
Legislative assessments(5)	(14)	(21)	7	33%	(12)	(2)	(17)%
Credit enhancement expense(6)	(79)	(82)	3	4%	(75)	(4)	(5)%
Other income (expense), net(7)	32	(15)	47	NM	87	(55)	(63)%
Total non-interest expense	(211)	(278)	67	24%	(152)	(59)	(39)%
Income before federal income taxes	960	707	253	36%	649	311	48%
Provision for federal income taxes	(186)	(126)	(60)	(48)%	(119)	(67)	(56)%
Net income	$774	$581	$193	33%	$530	$244	46%

Average charged guaranty fee rate on multifamily guaranty book of business, at period end	72.4 bps	73.3 bps	(0.9) bps	(1)%	75.1 bps	(2.7) bps	(4)%

Third Quarter 2025	4

Additional Matters

Fannie Mae’s Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations and Comprehensive Income for the third quarter of 2025 are available in the accompanying Annex; however, investors and interested parties should read the company’s quarterly report on Form 10-Q for the period ended September 30, 2025 (“Third Quarter 2025 Form 10-Q”), which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its Third Quarter 2025 Form 10-Q. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “3Q 2025 Earnings Presentation” and “Third Quarter 2025 Financial Supplement ” at www.fanniemae.com.

# # #

This release includes forward-looking statements regarding the company's future financial performance and LIHTC investments, as well as the company’s future plans and their impact. Actual outcomes could be materially different from what is set forth in these forward-looking statements due to a variety of factors, including those described in “Forward-Looking Statements” in the company’s Third Quarter 2025 Form 10-Q and in the company’s annual report on Form 10-K for the year ended December 31, 2024.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Information contained on or accessible through our website is not incorporated into, and does not form a part of, this release or any other report or document we file with or furnish to the Securities and Exchange Commission, and any references to our website are intended to be inactive textual references only.

To learn more, visit fanniemae.com.

Endnotes
NM	Not meaningful
*	Represents less than 0.5%
(1)	As presented in our Form 10-Q, net revenues consists of net interest income, and fee and other income.
(2)	Illustrative return on average required Common Equity Tier 1 (CET1) is designed to show what our return on capital would have been if our actual CET1 available capital had been equal to the CET1 capital requirement for the applicable periods. CET1 requirement as presented represents the company's average CET1 capital requirement including prescribed capital conservation buffer amount under the enterprise regulatory capital framework (which is not currently in effect while the company is in conservatorship) for the applicable year-to-date period and not the amount of the company's actual available CET1 capital. As of September 30, 2025, the company's actual available CET1 capital was a deficit of $44 billion. The illustrative return on average required CET1 ratio for the third quarter of 2025 is calculated based on annualized year-to-date net income for the period ended September 30, 2025. We have revised the illustrative return on average required CET1 ratio for the second quarter of 2025 from what was presented in our 2Q Earnings Presentation published on July 30, 2025 to calculate the number based on annualized year-to-date net income and the year-to-date CET1 capital requirement for the period ended June 30, 2025. The number presented in the 2Q Earnings Presentation was calculated based on annualized quarterly net income and the CET1 capital requirement for the quarter ended June 30, 2025.
(3)	Efficiency ratio is calculated as non-interest expense during the quarter divided by the sum of net interest income and non-interest income. As presented in our Form 10-Q, non-interest income consists of the sum of “Fee and other income,” “Investment gains (losses), net” and “Fair value gains (losses), net.”
(4)	Consists of salaries and employee benefits and professional services, technology and occupancy expenses.
(5)	Consists of TCCA fees, affordable housing allocations and FHFA assessments.
(6)
Consists of costs associated with freestanding credit enhancements, which primarily include the company’s Connecticut Avenue Securities® (“CAS”) and Credit Insurance Risk TransferTM programs, enterprise-paid mortgage insurance, and certain lender risk-sharing programs.

(7)
Primarily consists of debt extinguishment gains (losses), foreclosed property income (expense), change in the expected benefits from our freestanding credit enhancements, and gains and losses from partnership investments.

(8)	Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process. Our single-family serious delinquency rate is expressed as a percentage of our single-family conventional guaranty book of business based on loan count.
(9)	Multifamily serious delinquency rate consists of multifamily loans that were 60 days or more past due based on unpaid principal balance, expressed as a percentage of our multifamily guaranty book of business.

Investor Contact: Yasaman Hekmat (yasaman_hekmat@fanniemae.com)
Media Contact: Matthew Classick (matthew_t_classick@fanniemae.com).

Third Quarter 2025	5

Annex

FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions)

	As of
	September 30, 2025	December 31, 2024
ASSETS
Cash	$12,155	$13,477
Restricted cash (includes $19,599 and $16,994, respectively, related to consolidated trusts)	27,220	25,059
Securities purchased under agreements to resell (includes $15,975 and $14,899, respectively, related to consolidated trusts)	61,525	56,250
Investments in securities, at fair value	71,656	79,197
Mortgage loans:
Loans held for sale, at lower of cost or fair value	808	373
Loans held for investment, at amortized cost:
Of Fannie Mae	53,765	50,053
Of consolidated trusts	4,077,063	4,095,287
Total loans held for investment (includes $5,202 and $3,744, respectively, at fair value)	4,130,828	4,145,340
Allowance for loan losses	(8,246)	(7,707)
Total loans held for investment, net of allowance	4,122,582	4,137,633
Total mortgage loans	4,123,390	4,138,006
Advances to lenders	3,227	1,825
Deferred tax assets, net	10,000	10,545
Accrued interest receivable (includes $11,210 and $10,666, respectively, related to consolidated trusts)	11,901	11,364
Other assets	14,782	14,008
Total assets	$4,335,856	$4,349,731
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $11,269 and $10,858, respectively, related to consolidated trusts)	$12,080	$11,585
Debt:
Of Fannie Mae (includes $299 and $385, respectively, at fair value)	126,390	139,422
Of consolidated trusts (includes $15,323 and $13,292, respectively, at fair value)	4,076,945	4,088,675
Other liabilities (includes $1,682 and $1,699, respectively, related to consolidated trusts)	14,956	15,392
Total liabilities	4,230,371	4,255,074
Commitments and contingencies (Note 14)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $223,135 and $212,029, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(27,788)	(38,625)
Accumulated other comprehensive income	20	29
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity	105,485	94,657
Total liabilities and equity	$4,335,856	$4,349,731

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2025 Form 10-Q

Third Quarter 2025	6

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars in millions, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2025	2024	2025	2024
Interest income:
Mortgage loans	$38,344	$36,390	$113,436	$107,223
Securities purchased under agreements to resell	844	1,057	2,640	3,313
Investments in securities and other	789	565	2,328	1,549
Total interest income	39,977	38,012	118,404	112,085
Interest expense:
Short-term debt	(154)	(137)	(362)	(462)
Long-term debt	(32,639)	(30,600)	(96,702)	(90,057)
Total interest expense	(32,793)	(30,737)	(97,064)	(90,519)
Net interest income	7,184	7,275	21,340	21,566
(Provision) benefit for credit losses	(338)	27	(1,308)	507
Net interest income after (provision) benefit for credit losses	6,846	7,302	20,032	22,073
Fair value gains, net	13	52	347	979
Fee and other income	123	66	293	206
Investment gains (losses), net	(1)	12	(9)	(28)
Non-interest income	135	130	631	1,157
Non-interest expense:
Salaries and employee benefits	(475)	(500)	(1,578)	(1,507)
Professional services, technology, and occupancy	(344)	(384)	(1,080)	(1,165)
Legislative assessments	(943)	(948)	(2,813)	(2,817)
Credit enhancement expense	(409)	(411)	(1,288)	(1,235)
Other income (expense), net	25	(136)	(331)	(416)
Total non-interest expense	(2,146)	(2,379)	(7,090)	(7,140)
Income before federal income taxes	4,835	5,053	13,573	16,090
Provision for federal income taxes	(976)	(1,009)	(2,736)	(3,242)
Net income	3,859	4,044	10,837	12,848
Other comprehensive income (loss)	(10)	3	(9)	—
Total comprehensive income	$3,849	$4,047	$10,828	$12,848
Net income	$3,859	$4,044	$10,837	$12,848
Dividends distributed or amounts attributable to senior preferred stock	(3,849)	(4,047)	(10,828)	(12,848)
Net income (loss) attributable to common stockholders	$10	$(3)	$9	$—
Earnings per share:
Basic	$0.00	$0.00	$0.00	$0.00
Diluted	0.00	0.00	0.00	0.00
Weighted-average common shares outstanding:
Basic	5,867	5,867	5,867	5,867
Diluted	5,893	5,867	5,893	5,893

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2025 Form 10-Q

Third Quarter 2025	7